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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                    THE AEGIS CONSUMER FUNDING GROUP, INC.
________________________________________________________________________________
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.01 PER SHARE
________________________________________________________________________________
                         (Title of Class of Securities)


                                   00760G10
        _______________________________________________________________
                                (CUSIP Number)

                             Gary N. Jacobs, Esq.
        Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                     2121 Avenue of the Stars, 18th Floor
                             Los Angeles, CA 90067
                                (310) 553-3000
________________________________________________________________________________
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 July 17, 1998
        _______________________________________________________________
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 00760G10                                       PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      PCG Management, Inc.

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3

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      SOURCE OF FUNDS*
 4

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      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
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      CITIZENSHIP OR PLACE OF ORGANIZATION
 6    DELAWARE

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                          SOLE VOTING POWER
                     7
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0- shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0- shares

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0- shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      -0-

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
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                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 00760G10                                       PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Gary Winnick

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

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      SOURCE OF FUNDS*
 4    N/A

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
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      CITIZENSHIP OR PLACE OF ORGANIZATION
 6    United States

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                          SOLE VOTING POWER
                     7
     NUMBER OF            -0- shares**

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0- shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0- shares**

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0- shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0- shares**

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

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  **  Mr. Winnick has an indirect interest in shares owned by GKW United
      Holdings, LLC. GKW has filed a Schedule 13G, with respect to such shares.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
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     This Amendment No. 1 (this "Amendment") amends and supplements the
Statement on Schedule 13D dated March 15, 1996 (the "Schedule 13D"), filed by Gary Winnick and PCG Management, Inc., a Delaware corporation ("PCG"), relating to the common stock, $.01 par value per share (the "Common Stock"), of The Aegis Consumer Funding Group, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Schedule 13D.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Schedule 13D is hereby amended by adding the following:

     (e) On July 17, 1998 PCG transferred all shares owned by it to GKW Unified Holdings, LLC, a Delaware limited liability company ("GKW"). PCG no longer owns any shares of Common Stock. GKW is an affiliate of PCG.
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                                  SIGNATURES


     After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned certifies that the information set forth in this
Schedule is true, complete and correct.


                                        PCG Management, Inc.


                                        /s/ Gary Winnick
                                        -----------------------------
Date: July 22, 1998                     Gary Winnick
                                        President



                                        /s/ Gary Winnick
                                        -----------------------------
                                        Gary Winnick